EXHIBIT NO. 99.(a) 10

MFS VARIABLE INSURANCE TRUST II

CERTIFICATION OF AMENDMENT

TO THE DECLARATION OF TRUST

REDESIGNATION

OF SERIES

Pursuant to Section 6.9 of the Amended and Restated Declaration of Trust dated August 12, 2003, as amended (the “Declaration”), of MFS Variable Insurance Trust II, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, hereby redesignate an existing series of Shares (as defined in the Declaration) as follows:

1.	The series designated as MFS Emerging Growth Portfolio shall be redesignated as MFS Growth Portfolio.

Pursuant to Section 10.1 of the Declaration, this instrument shall be effective May 1, 2008.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 29th day of April 2008.

J. KERMIT BIRCHFIELD	MARCIA A. KEAN
J. Kermit Birchfield	Marcia A. Kean
33 Way Road Gloucester, MA 01930	103 Waban Avenue Newton MA 02468

ROBERT C. BISHOP	RONALD G. STEINHART
Robert C. Bishop	Ronald G. Steinhart
1199 Madia Street Pasadena, CA 91103	25 Robledo Drive Dallas, TX 75230

FREDERICK H. DULLES	HAVILAND WRIGHT
Frederick H. Dulles	Haviland Wright
180 East Bay Street Charleston, SC 29401	4610 Kapuna Road Kilauea HI 96754

DAVID D. HORN
David D. Horn
257 Lake Street New Vineyard, ME 04956